EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-31076), Form S-8 (File No. 333-122329), Form S-3 (File No. 333-109607), Form S-3 (File No. 333-40936) and Form S-3 (File No. 333-147964) of Private Media Group, Inc. of our report dated April 26, 2011, relating to the consolidated financial statements of ThinkForward, Inc. as of and for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, California

June 2, 2011